EXTENSION OF ASSET PURCHASE AGREEMENT

 	On or about September 12, 2001, E*MACHINERY.NET, INC., a Delaware corporation (hereinafter referred to as "EMAC" or "Buyer") and NEW CORP. (hereinafter referred to as "New Corp."); and WESTERN POWER & EQUIPMENT CORP. (hereinafter referred to as "WP-O"), a wholly owned subsidiary of WESTERN POWER & EQUIPMENT CORP. (hereinafter referred to as "WP-D" or "Seller") entered in that certain Asset Purchase Agreement ("Agreement").

 	WHEREAS, EMAC desires an extension of time in completing its due diligence and meeting its obligations under the Agreement; and

	WHEREAS, Seller is willing to grant such an extension;

 	NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

1. 	Extension. 	The parties mutually agree that the date that EMAC must
have funds into escrow has been extended to February 28, 2001. In addition all other dates in the Agreement are postponed the same amount of time from the dates listed in the Agreement.

2. 	Cash and Stock into Escrow.

 	(a) 	Cash.  In order to accommodate the extension of time above, the parties agree that the total cash that EMAC must put into escrow on or before February 28, 2001 is $5,500,000. All other terms and conditions regarding the payment of cash in the Agreement have not been modified except as specifically set forth herein.

 	(b) 	Stock.  Not later than November 15, 2001, EMAC shall issue and place in escrow for the benefit of Western 200,000 shares of EMAC restricted common stock in Western's name. In the event that EMAC does not have a minimum of $5,500,000 of cash in escrow on or before February 28, 2002, the escrow agent shall immediately release to Western the 200,000 shares of EMAC stock and such stock shall be subject to the selling and buyback conditions and limitations in the Agreement. At closing, the 200,000 shares shall be issued to Western as part of the 1,200,000 shares of EMAC common stock.

3. 	Terms and Conditions of Agreement.  Except as specifically set forth above, all terms and conditions of the Agreement not specifically amended above are in full force and effect.

 	IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

 	 	e*machinery.net, Inc.


 	 By: 	/s/Arthur A. O'Shea, III 		Date:  November 2, 2001
 	 	--------------------------------		 ----------------
 	 	Arthur A. O'Shea, III, President

Attest By: 	/s/Kevin J. McAndrew			Date:  November 2, 2001
 	 	--------------------------------		 ----------------
		Kevin J. McAndrew, Secretary

		Western Power & Equipment Corp. (Oregon)


	 By: 	/s/C. Dean McLain				Date:  November 1, 2001
 	 	--------------------------------		 ----------------
		C. Dean McLain, President and CEO

Attest By: 	/s/Mark J. Wright				Date:  November 1, 2001
 	 	--------------------------------		 ----------------
 		Mark J. Wright, Secretary



		Western Power & Equipment Corp. (Delaware)


	 By: 	/s/C. Dean McLain				Date:  November 1, 2001
 	 	--------------------------------		 ----------------
		C. Dean McLain, Chairman of the
		Board of Directors, President and CEO

Attest By: 	/s/Mark J. Wright				Date:  November 1, 2001
 	 	--------------------------------		 ----------------
		Mark J. Wright, Secretary